Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of StoneCo Ltd. for the registration of the Class A common shares and to the incorporation by reference therein of our reports dated March 2, 2020, with respect to the consolidated financial statements of StoneCo Ltd., and the effectiveness of internal control over financial reporting of StoneCo Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG Auditores Independentes S.S.

São Paulo, Brazil

August 11, 2020